Exhibit 99.1

For Additional Information:

Bryan Giglia

Senior Vice President — Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2012

COMPLETES ACQUISITION OF THE 357-ROOM HILTON GARDEN INN CHICAGO DOWNTOWN/MAGIFICENT MILE

ALISO VIEJO, CA — August 2, 2012 — Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results for the second quarter ended June 30, 2012.

Second Quarter 2012 Operational Results (as compared to Second Quarter 2011)(1):

•                  Comparable Hotel RevPAR increased 7.6% to $142.82.

•                  Comparable Hotel EBITDA Margin increased by 110 basis points to 32.6%.

•                  Adjusted EBITDA increased by 11.7% to $71.1 million.

•                  Adjusted FFO per diluted share increased by 16.7% to $0.35.

•                  Income available to common stockholders was $4.1 million (vs. $31.1 million in 2011).

•                  Income available to common stockholders per diluted share was $0.03 (vs. $0.27 in 2011).

Ken Cruse, President and Chief Executive Officer, stated, “Our team continued to execute on our balanced business plan during the second quarter.  Proactive asset management helped to drive strong results, including a 7.6% increase in our Comparable Hotel RevPAR, a 110-basis-point improvement in our Comparable Hotel EBITDA Margins and a 16.7% increase in our Adjusted FFO per share.  Additionally, we took several steps toward our goal of gradually delevering our balance sheet while improving the quality and scale of our portfolio.  During the quarter, we repaid one mortgage, and we announced the pending sale of a highly levered hotel as well as the equity-funded acquisitions of two high-quality, unlevered urban hotels.  We will continue to pursue high-quality acquisitions using our shares as currency when such acquisitions can be executed at attractive relative valuations.”

Mr. Cruse continued, “Looking ahead, we continue to build a solid base for future growth. On a same-store basis, our managers booked more group room nights in the second quarter 2012 than in any other second quarter over the past five years.  In spite of difficult macroeconomic conditions, lodging industry fundamentals remain highly constructive, with capital costs and supply trends at record lows, and demand for lodging approaching record highs.  Accordingly, we continue to believe the U.S. lodging industry is in the first half of a prolonged growth phase and we remain focused on delivering industry leading stockholder returns through the continued execution of our balanced business plan.”

(1)          Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 31 Hotel Portfolio, which includes all hotels in which the Company has interests as of June 30, 2012, excluding the Marriott Del Mar, which has been classified as held for sale and included in discontinued operations due to its probable sale within the next year, and the Hyatt Chicago Magnificent Mile, which is currently experiencing material and prolonged business interruption due to rebranding and renovation. Comparable Hotel EBITDA Margin information excludes current and prior year real estate tax credits or assessments. The Comparable 31 Hotel Portfolio also includes prior ownership results as applicable in 2011 for the Doubletree Guest Suites Times Square acquired by the Company in January 2011, the JW Marriott New Orleans acquired by the Company in February 2011 and the Hilton San Diego Bayfront acquired by the Company in April 2011.

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Total Revenue	$237.8	$214.6	10.8%	$438.9	$369.9	18.6%
Comparable Hotel RevPAR	$142.82	$132.77	7.6%	$130.37	$122.30	6.6%
Comparable Hotel Occupancy	80.7%	77.9%	280 bps	77.3%	73.8%	350 bps
Comparable Hotel ADR	$176.98	$170.44	3.8%	$168.66	$165.72	1.8%

Comparable Hotel EBITDA Margin	32.6%	31.5%	110 bps	28.9%	27.7%	120 bps

Net income (loss)	$11.9	$38.9		$(1.1)	$90.3
Income available (loss attributable) to common stockholders	$4.1	$31.1		$(16.9)	$76.8
Income available (loss attributable) to common stockholders per diluted share	$0.03	$0.27		$(0.14)	$0.66
EBITDA	$67.4	$92.2		$109.1	$190.3
Adjusted EBITDA	$71.1	$63.7		$114.3	$96.1
FFO	$38.7	$49.7		$51.6	$124.5
Adjusted FFO	$42.1	$35.3		$55.8	$43.9
FFO per diluted share (1)	$0.32	$0.42		$0.43	$1.06
Adjusted FFO per diluted share (1)	$0.35	$0.30		$0.47	$0.37

(1)          Reflects the Series C convertible preferred stock on a “non-converted” basis. On an “as-converted” basis, FFO per diluted share is $0.32 and $0.42, respectively, for the three months ended June 30, 2012 and 2011, and $0.44 and $1.05, respectively, for the six months ended June 30, 2012 and 2011. On an “as-converted” basis, Adjusted FFO per diluted share is $0.35 and $0.30, respectively, for the three months ended June 30, 2012 and 2011, and $0.48 and $0.39, respectively, for the six months ended June 30, 2012 and 2011.

Disclosure regarding the non-GAAP financial measures in this release is included on pages 5 and 6. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 9 through 13 of this release.

The Company’s actual results for the quarter ended June 30, 2012 compare to its prior guidance as follows:

	Quarter Ended		Adjusted Quarter		Performance
	June 30, 2012	Impact of Acquisition	Ended June 30, 2012	Quarter Ended	Relative to Adjusted
Metric	Guidance (1)	/ Equity Issuances (2)	Guidance (3)	June 30, 2012 Actual	Guidance Midpoint
Comparable Hotel RevPAR	+5.5% - 7.5%	—	+5.5% - 7.5%	+7.6%	+1.1%
Net Income ($ millions)	$8 - $11	$0.6	$9 - $12	$11.9	+$1.4
Adjusted EBITDA ($ millions)	$65 - $68	$0.9	$66 - $69	$71.1	+$3.6
Adjusted FFO ($ millions)	$36 - $39	$0.9	$37 - $40	$42.1	+$3.6
Adjusted FFO per diluted share	$0.30 - $0.33	—	$0.30 - $0.33	$0.35	+$0.04
Diluted Weighted Average Shares Outstanding	117,600,000	2,200,000	119,800,000	120,257,000	+457,000

(1) Reflects guidance presented on May 2, 2012.

(2) Reflects supplemental financial data presented in transaction press releases dated June 6, 2012 and June 19, 2012.

(3) Reflects guidance presented on May 2, 2012 adjusted for acquisition and equity issuances.

Acquisitions Update

On July 19, 2012, the Company completed the previously announced acquisition of the 357-room Hilton Garden Inn Chicago Downtown/Magnificent Mile for a gross purchase price of $91.75 million. The acquisition was funded with a portion of the proceeds received from the Company’s public offering of 12.1 million shares of its common stock (including the underwriter’s exercise of its overallotment option).

On June 4, 2012, the Company completed the previously announced acquisition of the 417-room Wyndham Chicago, which the Company rebranded the Hyatt Chicago Magnificent Mile. The contractual purchase price of $88.425 million consisted of a combination of cash and 5.5 million shares of the Company’s common stock initially valued at $58.425 million ($10.71/share). Based on the $9.38 closing price of the Company’s common stock on the NYSE on June 4, 2012, the total purchase price of the Wyndham Chicago hotel for accounting purposes was $81.16 million, which was funded with $29.7 million of cash on hand (including $0.3 million of proration credits) and the Company’s common stock valued at $51.16 million, issued directly to the seller, the Blackstone Group.

Disposition Update

On June 6, 2012, the Company announced it had entered into a purchase-and-sale agreement to sell the 284-room Marriott Del Mar for a contractual purchase price of $66.0 million ($232,000/key). The sale of the hotel is subject to the buyer’s assumption of the existing $47.2 million mortgage. The Company and the buyer are working to finalize the assumption with the loan’s special servicer and expect to finalize the sale and loan assumption during the third quarter of 2012.

Balance Sheet/Liquidity Update

On April 26, 2012, the Company used existing cash to repay its $32.2 million non-recourse mortgage secured by the Renaissance Long Beach, which was scheduled to mature on July 1, 2012.

On June 25, 2012, the Company completed a public offering of 12.1 million shares of its common stock (including the underwriter’s exercise of its overallotment option) for total net proceeds of approximately $126.2 million. A portion of the proceeds from this offering were used to acquire the Hilton Garden Inn Chicago Downtown/Magnificent Mile. The remaining proceeds will be used for potential future acquisitions, capital investment in the Company’s portfolio, including the renovation of the Hyatt Chicago Magnificent Mile, and other general corporate purposes, including working capital.

As of June 30, 2012, the Company had approximately $277.9 million of cash and cash equivalents, including restricted cash of $73.3 million. As noted above, the Company used approximately $91.75 million of its unrestricted cash to purchase the Hilton Garden Inn Chicago Downtown/Magnificent Mile on July 19, 2012.

As of June 30, 2012, the Company had total assets of approximately $3.2 billion, including $2.8 billion of net investments in hotel properties, total consolidated debt related to continuing operations of $1.5 billion and stockholders’ equity of $1.4 billion.

John Arabia, Chief Financial Officer, stated, “We continue to make meaningful progress towards our stated goals of reducing leverage in a shareholder friendly manner and maintaining strong liquidity, while, at the same time, growing our portfolio’s quality and scale. Since January 2011, we have improved our leverage ratio though a combination of highly equitized acquisitions and the repayment or elimination of approximately $221 million of debt, including debt secured by the Marriott Del Mar which will be eliminated upon the hotel’s anticipated sale during the third quarter of 2012.  Our liquidity is strong, our near-term debt maturities are few, and we have several avenues in which to achieve our stated goals of reducing leverage and creating shareholder value.”

Capital Improvements

The Company invested $26.7 million in capital improvements into its portfolio during the second quarter of 2012, and $48.5 million during the six months ended June 30, 2012.

2012 Outlook

Achievement of the Company’s anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance includes the Company’s ownership period for all 2012 acquisitions and dispositions and does not take into account the impact of any future hotel acquisitions, dispositions, re-brandings or management change transition costs, prior-year property tax assessments and/or credits, potential income tax expense if the Company elects to apply net operating loss carryforwards, debt repurchases or financings during 2012.

For the third quarter of 2012, the Company expects:

Quarter Ended
September 30, 2012
Metric	Guidance
Comparable Hotel RevPAR	+3% - 5%
Net Income ($ millions)	$1 - $4
Adjusted EBITDA ($ millions)	$57 - $60
Adjusted FFO ($ millions)	$28 - $31
Adjusted FFO per diluted share	$0.20 - $0.23
Diluted Weighted Average Shares Outstanding	135,700,000

For the full year 2012, the Company expects:

		Impact of
		Acquisitions /			Change to
	Prior 2012 FY	Dispositions / Equity	Adjusted Prior 2012	Current 2012 FY	Adjusted Guidance
Metric	Guidance (1)	Issuances (2)	FY Guidance (3)	Guidance	Midpoint
Comparable Hotel RevPAR	+5% - 7%	—	+5% - 7%	+5% - 7%	+0%
Net Income ($ millions)	$4 - $13	$3.9	$8 - $17	$15 - $22	+$6.0
Adjusted EBITDA ($ millions)	$229 - $238	$5.5	$235 - $244	$239 - $245	+$2.5
Adjusted FFO ($ millions)	$113 - $122	$6.8	$120 - $129	$123 - $130	+$2.0
Adjusted FFO per diluted share	$0.96 - $1.04	($0.02) - ($0.03)	$0.94 - $1.01	$0.97 - $1.02	+$0.02
Diluted Weighted Average Shares Outstanding	117,800,000	10,100,000	127,900,000	127,900,000	—

(1) Reflects guidance presented on May 2, 2012.

(2) Reflects supplemental financial data presented in transaction press releases dated June 6, 2012 and June 19, 2012.

(3) Reflects guidance presented on May 2, 2012 adjusted for acquisitions, dispositions, and equity issuances.

Third-quarter and full-year 2012 guidance is also based on the following assumptions:

•                  Full-year capital investment of $85 to $100 million, including the $25 million renovation of the Renaissance Washington DC.

•                  Hotel revenue renovation disruption of $3 to $5 million, primarily in the third and fourth quarters.

•                  Third-quarter RevPAR guidance assumes that hotel revenue renovation disruption will negatively impact third-quarter RevPAR growth by 100 to 150 basis points.

•                  Full-year comparable Hotel EBITDA Margins to increase by 75 to 125 basis points.

•                  Full-year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of $19 to $20 million.

•                  Full-year interest expense of approximately $83 to $85 million, including $4 million in amortization of deferred financing fees.

•                  Full-year preferred dividends (Series A, C and D) of approximately $30 million.

Dividend Update

On August 2, 2012, the Company’s Board of Directors declared a cash dividend of $0.50 per share payable to its Series A and Series D cumulative redeemable preferred stockholders and a cash dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on or before October 15, 2012 to stockholders of record on September 30, 2012.  No dividend was declared on the Company’s common stock, as the Company intends to deploy excess cash flow from operations toward internal renovation investments and gradual deleveraging.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income, which may be reduced through the application of net operating loss carryforwards. The level of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s leverage-reduction initiatives.  As a result, common stock dividends may be made in the form of cash or a combination of cash and stock consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company undertakes no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter results on August 3, 2012, at 12:00 p.m. EDT (9:00 a.m. PDT). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-800-762-8779 (for domestic callers) or 1-480-629-9645 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (“Sunstone”) is a lodging real estate investment trust (“REIT”) that, as of August 2, 2012, has interests in 33 hotels held for investment comprised of 13,698 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline.  We seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; national and local economic and business conditions, including the likelihood of a prolonged U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of August 2, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin.

EBITDA represents net income (loss) excluding: non-controlling interests; interest expense; provision for income taxes, including income taxes applicable to sale of assets; and depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: amortization of deferred stock compensation; the impact of any gain or loss from asset sales; impairment charges; and any other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is set forth on page 9.  A reconciliation and the components of comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin are set forth on pages 12 and 13. We believe comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin are also useful to investors in evaluating our property-level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs) and real estate-related impairment losses, and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO, which excludes penalties, written-off deferred financing costs, non-real estate-related impairment losses and any other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are measures of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties.  We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.  A reconciliation of net income (loss) to FFO and Adjusted FFO is set forth on page 9.

The revenue and expense items associated with our commercial laundry facility, BuyEfficient and other miscellaneous non-hotel items have been excluded in presenting comparable and pro forma hotel EBITDA margins. Management believes the calculation of comparable and pro forma hotel EBITDA results in a more accurate presentation of hotel EBITDA margins of the Company’s 31 comparable hotels and 33 pro forma hotels. See pages 12 and 13 for a reconciliation of comparable and pro forma hotel EBITDA to the most comparable GAAP measure. Our 31 comparable hotels include all hotels in which the Company has interests as of June 30, 2012, excluding the Marriott Del Mar, which has been classified as held for sale and included in discontinued operations due to its probable sale within the next year, and the Hyatt Chicago Magnificent Mile, which is currently experiencing material and prolonged business interruption due to rebranding and renovation, plus prior ownership results as applicable in 2011 for the Doubletree Guest Suites Times Square acquired by the Company in January 2011, the JW Marriott New Orleans acquired by the Company in February 2011, and the Hilton San Diego Bayfront acquired by the Company in April 2011. Our 33 pro forma hotels include the 31 comparable hotels, plus the Company’s ownership as applicable and prior ownership for the Hyatt Chicago Magnificent Mile acquired by the Company in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company in July 2012.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable and pro forma hotel EBITDA and comparable and pro forma hotel EBITDA margin can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$204,549	$150,533
Restricted cash	73,306	66,230
Accounts receivable, net	36,259	32,127
Inventories	2,666	2,608
Prepaid expenses	9,382	10,189
Investment in hotel property of discontinued operations, net	39,122	38,958
Other current assets of discontinued operations, net	2,861	2,223
Total current assets	368,145	302,868

Investment in hotel properties, net	2,810,409	2,738,868
Other real estate, net	12,057	11,859
Deferred financing fees, net	12,622	14,594
Goodwill	13,088	13,088
Other assets, net	20,083	19,963

Total assets	$3,236,404	$3,101,240

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$25,509	$26,800
Accrued payroll and employee benefits	18,662	20,863
Due to Third-Party Managers	9,252	9,227
Dividends payable	7,437	7,437
Other current liabilities	37,474	28,177
Current portion of notes payable	78,912	53,325
Note payable of discontinued operations	47,159	47,460
Other current liabilities of discontinued operations	224	342
Total current liabilities	224,629	193,631

Notes payable, less current portion	1,396,980	1,469,692
Capital lease obligations, less current portion	15,636	—
Other liabilities	13,810	12,623
Total liabilities	1,651,055	1,675,946

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at June 30, 2012 and December 31, 2011, liquidation preference of $24.375 per share	100,000	100,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at June 30, 2012 and December 31, 2011, stated at liquidation preference of $25.00 per share	176,250	176,250
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at June 30, 2012 and December 31, 2011, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 135,229,303 shares issued and outstanding at June 30, 2012 and 117,265,090 shares issued and outstanding at December 31, 2011	1,352	1,173
Additional paid in capital	1,491,639	1,312,566
Retained earnings	108,600	110,580
Cumulative dividends	(460,270)	(445,396)
Accumulated other comprehensive loss	(4,799)	(4,916)
Total stockholders’ equity	1,427,772	1,265,257
Non-controlling interest in consolidated joint ventures	57,577	60,037
Total equity	1,485,349	1,325,294

Total liabilities and equity	$3,236,404	$3,101,240

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues
Room	$164,398	$148,140	$298,536	$252,451
Food and beverage	56,202	49,786	106,534	87,820
Other operating	17,240	16,648	33,803	29,654
Total revenues	237,840	214,574	438,873	369,925
Operating expenses
Room	38,958	35,296	75,806	63,809
Food and beverage	37,169	35,136	72,908	63,855
Other operating	6,618	6,101	13,412	11,943
Advertising and promotion	11,135	10,190	22,043	18,589
Repairs and maintenance	8,642	8,080	17,090	15,171
Utilities	6,845	7,089	13,998	13,797
Franchise costs	8,320	7,396	14,967	12,558
Property tax, ground lease and insurance	18,338	14,316	34,851	28,092
Property general and administrative	26,565	24,515	51,256	44,031
Corporate overhead	7,686	6,305	12,983	13,958
Depreciation and amortization	34,793	32,287	69,079	58,155
Total operating expenses	205,069	186,711	398,393	343,958
Operating income	32,771	27,863	40,480	25,967
Equity in earnings of unconsolidated joint ventures	—	—	—	21
Interest and other income	74	1,319	137	1,427
Interest expense	(20,873)	(20,462)	(41,691)	(37,560)
Loss on extinguishment of debt	—	—	(191)	—
Gain on remeasurement of equity interests	—	—	—	69,230
Income (loss) from continuing operations	11,972	8,720	(1,265)	59,085
Income (loss) from discontinued operations	(117)	30,209	152	31,179
Net income (loss)	11,855	38,929	(1,113)	90,264
Income from consolidated joint venture attributable to non-controlling interest	(307)	(244)	(867)	(244)
Distributions to non-controlling interest	(8)	(7)	(16)	(14)
Preferred stock dividends	(7,437)	(7,310)	(14,874)	(12,447)
Undistributed income allocated to unvested restricted stock compensation	(47)	(291)	—	(717)
Income available (loss attributable) to common stockholders	$4,056	$31,077	$(16,870)	$76,842

Basic per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.03	$0.01	$(0.14)	$0.39
Income from discontinued operations	—	0.26	—	0.27
Basic income available (loss attributable) to common stockholders per common share	$0.03	$0.27	$(0.14)	$0.66

Diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.03	$0.01	$(0.14)	$0.39
Income from discontinued operations	—	0.26	0.00	0.27
Diluted income available (loss attributable) to common stockholders per common share	$0.03	$0.27	$(0.14)	$0.66

Weighted average common shares outstanding:
Basic	120,029	117,227	118,728	117,151
Diluted	120,029	117,227	118,728	117,151

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$11,855	$38,929	$(1,113)	$90,264
Operations held for investment:
Depreciation and amortization	34,793	32,287	69,079	58,155
Amortization of lease intangibles	1,028	992	2,056	1,922
Interest expense	19,230	18,432	38,743	34,616
Amortization of deferred financing fees	959	809	1,922	1,418
Write-off of deferred financing fees	3	—	3	—
Non-cash interest related to discount on Senior Notes	258	261	524	522
Non-cash interest related to loss on derivatives	423	960	499	1,004
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(307)	(244)	(867)	(244)
Depreciation and amortization	(1,420)	(1,184)	(2,839)	(1,184)
Interest expense	(567)	(456)	(1,137)	(456)
Amortization of deferred financing fees	(56)	(47)	(112)	(47)
Non-cash interest related to loss on derivative	—	(28)	(1)	(28)
Unconsolidated joint ventures:
Depreciation and amortization	—	—	—	3
Discontinued operations:
Depreciation and amortization	495	630	965	2,677
Amortization of lease intangibles	7	7	14	14
Interest expense	680	845	1,361	1,684
Amortization of deferred financing fees	3	6	7	13
EBITDA	67,384	92,199	109,104	190,333

Operations held for investment:
Amortization of deferred stock compensation	896	929	1,842	1,473
Non-cash straightline lease expense	693	766	1,389	1,006
Capital lease obligation interest - cash ground rent	(117)	—	(117)	—
Gain on sale of assets	—	(56)	(11)	(56)
Loss on extinguishment of debt	—	—	191	—
Gain on remeasurement of equity interests	—	—	—	(69,230)
Lawsuit settlement costs	255	—	110	—
Closing costs - completed acquisitions	1,339	633	1,375	3,372
Prior year property tax assessments	1,061	—	1,061	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(129)	(226)	(129)
Prior year property tax assessments	(265)	—	(265)	—
Unconsolidated joint ventures:
Amortization of deferred stock compensation	—	—	—	2
Discontinued operations:
Gain on sale of assets	—	(14,018)	(177)	(14,018)
Impairment loss	—	1,495	—	1,495
Gain on extinguishment of debt	—	(18,145)	—	(18,145)
	3,749	(28,525)	5,172	(94,230)

Adjusted EBITDA	$71,133	$63,674	$114,276	$96,103

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

Net income (loss)	$11,855	$38,929	$(1,113)	$90,264
Preferred stock dividends	(7,437)	(7,310)	(14,874)	(12,447)
Operations held for investment:
Real estate depreciation and amortization	34,494	31,987	68,473	57,578
Amortization of lease intangibles	1,028	992	2,056	1,922
Gain on sale of assets	—	(56)	(11)	(56)
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(307)	(244)	(867)	(244)
Real estate depreciation and amortization	(1,420)	(1,184)	(2,839)	(1,184)
Discontinued operations:
Real estate depreciation and amortization	495	630	965	2,677
Amortization of lease intangibles	7	7	14	14
Gain on sale of assets	—	(14,018)	(177)	(14,018)
FFO	38,715	49,733	51,627	124,506

Operations held for investment:
Non-cash straightline lease expense	693	766	1,389	1,006
Write-off of deferred financing fees	3	—	3	—
Non-cash interest related to loss on derivatives	423	960	499	1,004
Loss on extinguishment of debt	—	—	191	—
Gain on remeasurement of equity interests	—	—	—	(69,230)
Lawsuit settlement costs	255	—	110	—
Closing costs - completed acquisitions	1,339	633	1,375	3,372
Prior year property tax assessments	1,061	—	1,061	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(129)	(226)	(129)
Non-cash interest related to loss on derivative	—	(28)	(1)	(28)
Prior year property tax assessments	(265)	—	(265)	—
Discontinued operations:
Impairment loss	—	1,495	—	1,495
Gain on extinguishment of debt	—	(18,145)	—	(18,145)
	3,396	(14,448)	4,136	(80,655)

Adjusted FFO	$42,111	$35,285	$55,763	$43,851

FFO per diluted share	$0.32	$0.42	$0.43	$1.06

Adjusted FFO per diluted share	$0.35	$0.30	$0.47	$0.37

Basic weighted average shares outstanding	120,029	117,227	118,728	117,151
Shares associated with unvested restricted stock awards	228	87	191	116
Diluted weighted average shares outstanding (1)	120,257	117,314	118,919	117,267

(1)    Diluted weighted average shares outstanding includes the Series C convertible preferred stock on a “non-converted” basis.  On an “as-converted” basis, FFO per diluted share is $0.32 and $0.42, respectively, for the three months ended June 30, 2012 and 2011, and $0.44 and $1.05, respectively, for the six months ended June 30, 2012 and 2011. On an “as-converted” basis, Adjusted FFO per diluted share is $0.35 and $0.30, respectively, for the three months ended June 30, 2012 and 2011, and $0.48 and $0.39, respectively, for the six months ended June 30, 2012 and 2011.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Third Quarter 2012

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	September 30, 2012
	Low	High

Net income	$850	$4,050
Depreciation and amortization	35,000	35,000
Amortization of lease intangibles	1,000	1,000
Interest expense	20,000	20,000
Amortization of deferred financing fees	1,000	1,000
Non-controlling interests	(2,500)	(2,700)
Non-cash interest related to discount on Senior Notes	300	300
Amortization of deferred stock compensation	900	900
Capital lease obligation interest - cash ground rent	(300)	(300)
Non-cash straightline lease expense	750	750
Adjusted EBITDA	$57,000	$60,000

Reconciliation of Net Income to Adjusted FFO

Net income	$850	$4,050
Preferred stock dividends	(7,500)	(7,500)
Real estate depreciation and amortization	34,500	34,500
Non-controlling interests	(2,000)	(2,200)
Amortization of lease intangibles	1,000	1,000
Non-cash straightline lease expense	750	750
Adjusted FFO	$27,600	$30,600

Adjusted FFO per diluted share	$0.20	$0.23

Diluted weighted average shares outstanding	135,700	135,700

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2012

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2012
	Low	High

Net income	$14,850	$21,650
Depreciation and amortization	140,000	140,000
Amortization of lease intangibles	4,000	4,000
Interest expense	79,000	79,000
Amortization of deferred financing fees	4,000	4,000
Non-controlling interests	(9,500)	(10,300)
Non-cash interest related to discount on Senior Notes	1,100	1,100
Amortization of deferred stock compensation	3,500	3,500
Capital lease obligation interest - cash ground rent	(950)	(950)
Non-cash straightline lease expense	3,000	3,000
Adjusted EBITDA	$239,000	$245,000

Reconciliation of Net Income to Adjusted FFO

Net income	$14,850	$21,650
Preferred stock dividends	(30,000)	(30,000)
Real estate depreciation and amortization	138,800	138,800
Non-controlling interests	(7,200)	(7,600)
Amortization of lease intangibles	4,000	4,000
Non-cash straightline lease expense	3,000	3,000
Adjusted FFO	$123,450	$129,850

Adjusted FFO per diluted share	$0.97	$1.02

Diluted weighted average shares outstanding	127,900	127,900

Sunstone Hotel Investors, Inc.

Comparable and Pro Forma Hotel EBITDA and Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended June 30, 2012					Three Months Ended June 30, 2011
	Actual (1)	Non-Comparable Hotel (2)	Comparable (3)	2012 Acquisitions (4)	Pro Forma (5)	Actual (6)	Prior Ownership Adjustments (7)	Comparable (3)	2012 Acquisitions (4)	Pro Forma (5)
Number of Hotels	32	(1)	31	2	33	31		31	2	33
Number of Rooms	13,341	(417)	12,924	774	13,698	12,924		12,924	774	13,698

Hotel EBITDA Margin (8)	32.6%	39.3%	32.5%	36.2%	32.7%	32.0%	30.7%	31.9%	35.2%	32.1%
Hotel EBITDA Margin adjusted for prior year property tax credits and assessment (9)	32.6%		32.6%		32.8%	31.5%		31.5%		31.7%

Hotel Revenues
Room revenue	$164,398	$(2,009)	$162,389	$10,911	$173,300	$148,140	$2,510	$150,650	$10,318	$160,968
Food and beverage revenue	56,202	(511)	55,691	1,675	57,366	49,786	1,272	51,058	2,019	53,077
Other operating revenue	12,293	(137)	12,156	603	12,759	11,956	282	12,238	630	12,868
Total Hotel Revenues	232,893	(2,657)	230,236	13,189	243,425	209,882	4,064	213,946	12,967	226,913

Hotel Expenses
Room expense	39,142	(363)	38,779	2,316	41,095	35,503	582	36,085	2,164	38,249
Food and beverage expense	37,204	(237)	36,967	925	37,892	35,185	873	36,058	954	37,012
Other hotel expense	55,695	(845)	54,850	4,055	58,905	48,852	1,034	49,886	4,209	54,095
General and administrative expense	24,931	(168)	24,763	1,117	25,880	23,269	329	23,598	1,080	24,678
Total Hotel Expenses	156,972	(1,613)	155,359	8,413	163,772	142,809	2,818	145,627	8,407	154,034

Hotel EBITDA	75,921	(1,044)	74,877	4,776	79,653	67,073	1,246	68,319	4,560	72,879
Prior year property tax assessments and (credits), net	89	—	89	—	89	(915)	—	(915)	—	(915)
Hotel EBITDA adjusted for prior year property tax assessments and (credits), net	76,010	(1,044)	74,966	4,776	79,742	66,158	1,246	67,404	4,560	71,964

Non-hotel operating income	1,148	—	1,148	—	1,148	1,140	—	1,140	—	1,140
Amortization of lease intangibles	(1,028)	—	(1,028)	—	(1,028)	(992)	—	(992)	—	(992)
Non-cash straightline lease expense	(693)	—	(693)	—	(693)	(766)	70	(696)	—	(696)
Capital lease obligation interest - cash ground rent	117	(117)	—	351	351	—	—	—	351	351
Management company transition costs	(215)	143	(72)	(143)	(215)	—	—	—	—	—
Prior year property tax (assessments) and credits, net	(89)	—	(89)	—	(89)	915	—	915	—	915
Corporate overhead	(7,686)	—	(7,686)	—	(7,686)	(6,305)	—	(6,305)	—	(6,305)
Depreciation and amortization	(34,793)	587	(34,206)	(3,059)	(37,265)	(32,287)	(917)	(33,204)	(3,059)	(36,263)
Operating Income	32,771	(431)	32,340	1,925	34,265	27,863	399	28,262	1,852	30,114

Interest and other income	74	—	74	—	74	1,319	—	1,319	—	1,319
Interest expense	(20,873)	117	(20,756)	(351)	(21,107)	(20,462)	(312)	(20,774)	(351)	(21,125)
Income (loss) from discontinued operations	(117)	—	(117)	—	(117)	30,209	—	30,209	—	30,209
Net Income	$11,855	$(314)	$11,541	$1,574	$13,115	$38,929	$87	$39,016	$1,501	$40,517

(1)          Actual represents the Company’s ownership results for the 32 hotels held for investment as of June 30, 2012.  Excludes the Marriott Del Mar which has been classified as held for sale as of June 30, 2012 due to its probable sale within the next year.

(2)          Non-Comparable Hotel represents the Company’s ownership results for the Hyatt Chicago Magnificent Mile, which is currently experiencing material and prolonged business interruption due to rebranding and renovation.

(3)          Comparable represents the Company’s ownership results and prior ownership results as applicable for the 31 hotels held for investment as of June 30, 2012, excluding the Hyatt Chicago Magnificent Mile, which is currently experiencing material and prolonged business interruption due to rebranding and renovation.

(4)          2012 Acquisitions represents the Company’s ownership results as applicable and prior ownership results for Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012, and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012, along with the Company’s pro forma adjustments for depreciation expense.

(5)          Pro Forma represents the Company’s ownership results, prior ownership results and pro forma adjustments as applicable for the 32 hotels held for investment as of June 30, 2012, plus  the  Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012.

(6)          Actual represents the Company’s ownership results for the 31 hotels held for investment as of June 30, 2011.  Excludes the Royal Palm Miami Beach which was sold in April 2011, the Valley River Inn which was sold in October 2011, and the Marriott Del Mar which has been classified as held for sale as of June 30, 2012 due to its probable sale within the next year.

(7)          Prior Ownership Adjustments represent prior ownership results for the Hilton San Diego Bayfront acquired on April 15, 2011, along with the Company’s pro forma non-cash straightline lease expense, depreciation expense and interest expense. Excludes prior ownership adjustments for the Hyatt Chicago Magnificent Mile acquired on June 4, 2012, which has been classified as non-comparable as the hotel is currently experiencing material and prolonged business interruption due to rebranding and renovation.

(8)          Hotel EBITDA Margin is calculated as Hotel EBITDA divided by total hotel revenues.

(9)          Hotel EBITDA Margin for the three months ended June 30, 2012 includes additional expense of $0.1 million due to a prior year property tax assessment net of credits received. Hotel EBITDA Margin for the three months ended June 30, 2011 includes the additional benefit of $0.9 million due to prior year property tax credits. Without this expense and benefit, Comparable Hotel EBITDA margin for the three months ended June 30, 2012 and 2011 would have been 32.6% and 31.5%, respectively, and Pro Forma Hotel EBITDA margin for the three months ended June 30, 2012 and 2011 would have been 32.8% and 31.7%, respectively.

Sunstone Hotel Investors, Inc.

Comparable and Pro Forma Hotel EBITDA and Margins

(Unaudited and in thousands except hotels and rooms)

	Six Months Ended June 30, 2012					Six Months Ended June 30, 2011
	Actual (1)	Non-comparable Hotel (2)	Comparable (3)	2012 Acquisitions (4)	Pro Forma (5)	Actual (6)	Prior Ownership Adjustments (7)	Comparable (3)	2012 Acquisitions (4)	Pro Forma (5)
Number of Hotels	32	(1)	31	2	33	31		31	2	33
Number of Rooms	13,341	(417)	12,924	774	13,698	12,924		12,924	774	13,698

Hotel EBITDA Margin (8)	29.0%	39.3%	28.9%	22.6%	28.6%	27.4%	32.3%	27.9%	21.1%	27.6%
Hotel EBITDA Margin adjusted for prior year property tax credits, net (9)	28.9%		28.9%		28.6%	27.2%		27.7%		27.4%

Hotel Revenues
Room revenue	$298,536	$(2,009)	$296,527	$16,408	$312,935	$252,451	$24,150	$276,601	$14,936	$291,537
Food and beverage revenue	106,534	(511)	106,023	2,601	108,624	87,820	11,753	99,573	2,949	102,522
Other operating revenue	24,150	(137)	24,013	1,134	25,147	20,842	2,873	23,715	1,114	24,829
Total Hotel Revenues	429,220	(2,657)	426,563	20,143	446,706	361,113	38,776	399,889	18,999	418,888

Hotel Expenses
Room expense	76,146	(363)	75,783	4,184	79,967	64,250	5,926	70,176	3,722	73,898
Food and beverage expense	72,974	(237)	72,737	1,598	74,335	63,954	7,589	71,543	1,638	73,181
Other hotel expense	107,889	(845)	107,044	7,843	114,887	92,238	9,120	101,358	7,826	109,184
General and administrative expense	47,850	(168)	47,682	1,970	49,652	41,723	3,597	45,320	1,800	47,120
Total Hotel Expenses	304,859	(1,613)	303,246	15,595	318,841	262,165	26,232	288,397	14,986	303,383

Hotel EBITDA	124,361	(1,044)	123,317	4,548	127,865	98,948	12,544	111,492	4,013	115,505
Prior year property tax credits, net	(250)	—	(250)	—	(250)	(600)	—	(600)	—	(600)
Hotel EBITDA adjusted for prior year property tax credits, net	124,111	(1,044)	123,067	4,548	127,615	98,348	12,544	110,892	4,013	114,905

Non-hotel operating income	2,118	—	2,118	—	2,118	2,142	—	2,142	—	2,142
Amortization of lease intangibles	(2,056)	—	(2,056)	—	(2,056)	(1,922)	(140)	(2,062)	—	(2,062)
Non-cash straightline lease expense	(1,389)	—	(1,389)	—	(1,389)	(1,006)	(386)	(1,392)	—	(1,392)
Capital lease obligation interest - cash ground rent	117	(117)	—	702	702	—	—	—	702	702
Management company transition costs	(609)	143	(466)	(143)	(609)	(82)	—	(82)	—	(82)
Prior year property tax credits, net	250	—	250	—	250	600	—	600	—	600
Corporate overhead	(12,983)	—	(12,983)	—	(12,983)	(13,958)	—	(13,958)	—	(13,958)
Depreciation and amortization	(69,079)	587	(68,492)	(6,118)	(74,610)	(58,155)	(6,308)	(64,463)	(6,118)	(70,581)
Operating Income	40,480	(431)	40,049	(1,011)	39,038	25,967	5,710	31,677	(1,403)	30,274

Equity in earnings of unconsolidated joint ventures	—	—	—	—	—	21	—	21	—	21
Interest and other income	137	—	137	—	137	1,427	—	1,427	—	1,427
Interest expense	(41,691)	117	(41,574)	(702)	(42,276)	(37,560)	(3,008)	(40,568)	(702)	(41,270)
Loss on extinguishment of debt	(191)	—	(191)	—	(191)	—	—	—	—	—
Gain on remeasurement of equity interests	—	—	—	—	—	69,230	—	69,230	—	69,230
Income from discontinued operations	152	—	152	—	152	31,179	—	31,179	—	31,179
Net Income (Loss)	$(1,113)	$(314)	$(1,427)	$(1,713)	$(3,140)	$90,264	$2,702	$92,966	$(2,105)	$90,861

(1)          Actual represents the Company’s ownership results for the 32 hotels held for investment as of June 30, 2012.  Excludes the Marriott Del Mar which has been classified as held for sale as of June 30, 2012 due to its probable sale within the next year.

(2)          Non-Comparable Hotel represents the Company’s ownership results for the Hyatt Chicago Magnificent Mile, which is currently experiencing material and prolonged business interruption due to rebranding and renovation.

(3)          Comparable represents the Company’s ownership results and prior ownership results as applicable for the 31 hotels held for investment as of June 30, 2012, excluding the Hyatt Chicago Magnificent Mile, which is currently experiencing material and prolonged business interruption due to rebranding and renovation.

(4)          2012 Acquisitions represents the Company’s ownership results as applicable and prior ownership results for Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012, and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012, along with the Company’s pro forma adjustments for depreciation expense.

(5)          Pro Forma represents the Company’s ownership results, prior ownership results and pro forma adjustments as applicable for the 32 hotels held for investment as of June 30, 2012, plus  the  Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012.

(6)          Actual represents the Company’s ownership results for the 31 hotels held for investment as of June 30, 2011.  Excludes the Royal Palm Miami Beach which was sold in April 2011, the Valley River Inn which was sold in October 2011, and the Marriott Del Mar which has been classified as held for sale as of June 30, 2012 due to its probable sale within the next year.

(7)          Prior Ownership Adjustments represent prior ownership results for the Doubletree Guest Suites Times Square acquired by the Company on January 14, 2011, the JW Marriott New Orleans acquired by the Company on February 15, 2011, and the Hilton San Diego Bayfront acquired by the Company on April 15, 2011, along with the Company’s pro forma non-cash amortization of lease intangibles, non-cash straightline lease expense, depreciation expense and interest expense. Excludes prior ownership adjustments for the Hyatt Chicago Magnificent Mile acquired on June 4, 2012, which has been classified as non-comparable as the hotel is currently experiencing material and prolonged business interruption due to rebranding and renovation.

(8)          Hotel EBITDA Margin is calculated as Hotel EBITDA divided by total hotel revenues.

(9)          Hotel EBITDA Margin for the six months ended June 30, 2012 includes additional net benefit of $0.3 million due to prior year property tax credits net of assessments received. Hotel EBITDA Margin for the six months ended June 30, 2011 includes the additional net benefit of $0.6 million due to prior year property tax credits net of assessments received. Without this additional net benefit, Comparable Hotel EBITDA margin for the six months ended June 30, 2012 and 2011 would have been 28.9% and 27.7%, respectively, and Pro Forma Hotel EBITDA margin for the six months ended June 30, 2012 and 2011 would have been 28.6% and 27.4%, respectively.